UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)       August 11, 2008

SUN-TIMES MEDIA GROUP, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)
1-4164	95-3518892
(Commission File Number)	(I.R.S. Employer Identification No.)
350 North Orleans, 10-S Chicago, Illinios	60654
(Address of principal executive offices)	(Zip Code)

(312) 321-2299
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 11, 2008, The Sun-Times Company (“STC”), an indirect, wholly-owned subsidiary and the principal operating unit of the Registrant, Sun-Times Media Group, Inc., and Classifieds Plus, Inc. (“CPI”) entered into an Addendum (the “Addendum”) to the Master Services Agreement between STC and CPI. The Master Services Agreement, which was entered into in February 2008, provides that CPI will provide in-bound classified ad taking services (the “Services”) for STC’s Fox Valley Publications subsidiary on a pilot basis and that, if the pilot program is successful, CPI will provide the Services on an exclusive basis for all of STC’s publications, including the Chicago Sun-Times, Pioneer Press Publications, Post-Tribune, and Midwest Suburban Publishing, which includes the SouthtownStar, for all of such publications’ transient and commercial customers (excluding customers on a revenue contract) in most business categories, but also excluding web-generated advertisements, walk-ins and free advertisements. The Addendum, among other things, acknowledges that the pilot program was successful and provides that the Services will be provided by CPI to all of STC’s publications in accordance with an agreed project timeline beginning August 11, 2008. The Master Services Agreement, as amended by the Addendum, is referred to herein as the “Agreement.”

In exchange for the Services provided by CPI, STC will pay CPI a fee equal to a certain percentage of net sales for all advertisements taken by CPI and published by STC, which percentage may increase if the aggregate amount of such net sales for certain periods during the term of the Agreement falls below certain threshold amounts. The fee is also subject to downward adjustment if CPI fails to meet certain performance targets. The term of the Agreement expires on August 11, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUN-TIMES MEDIA GROUP, INC. (Registrant)
Date: August 13, 2008	By:	/s/ James D. McDonough
Name: James D. McDonough Title: Vice President, General Counsel and Secretary